Exhibit 10.1
FOURTH AMENDMENT TO THE
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
CARTER VALIDUS OPERATING PARTNERSHIP II, LP
The Amended and Restated Limited Partnership Agreement, dated June 10, 2014, as amended by that First Amendment thereto, dated December 28, 2015, that Second Amendment thereto, dated February 9, 2017, and that Third Amendment thereto, dated February 21, 2018 (the “LP Agreement”), of Carter Validus Operating Partnership II, LP (the “Partnership”), a Delaware limited partnership, is hereby further amended, effective January 1, 2018, by this FOURTH AMENDMENT TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF CARTER VALIDUS OPERATING PARTNERSHIP II, LP (this “Fourth Amendment”), entered into by Carter Validus Mission Critical REIT II, Inc., a Maryland corporation holding both general partner and limited partner interests in the Partnership (the “General Partner”), on September 21, 2018. Carter Validus Advisors II, LLC, a Delaware limited liability company holding a special limited partner interest in the Partnership (the “Special Limited Partner”), joins in this Fourth Amendment to acknowledge its necessity but acknowledges that its consent is not needed to adopt this Fourth Amendment.
Background
The provisions of Sections 6221 through 6241 of the Internal Revenue Code of 1986, as amended by the Bipartisan Budget Act of 2015 (the “BBA Provisions”), substantially revised the rules regarding Internal Revenue Service (“IRS”) audits of entities that are taxed as partnerships for Federal income tax purposes, effective as of January 1, 2018. The General Partner of the Partnership is adopting this Fourth Amendment to amend the provisions of the LP Agreement applicable to IRS audits to reflect the BBA Provisions.
Amendment
For the reasons described above, the General Partner of the Partnership hereby agrees as follows:

1.	Defined Terms. Capitalized terms used but not defined in this Fourth Amendment shall have the meanings assigned in the LP Agreement.

2.
Amendment to LP Agreement. Effective as of January 1, 2018, all provisions of the LP Agreement applicable to IRS audits, including any references to a “Tax Matters Partner”, are hereby replaced by the provisions set forth on Annex A attached to this Fourth Amendment. In the event of any inconsistency between the provisions of the LP Agreement and the provisions set forth on Annex A, the provisions set forth on Annex A shall control.

3.	Survival of LP Agreement. The LP Agreement, as amended by this Fourth Amendment, shall continue in full force and effect following the effective date of this Fourth Amendment.

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IN WITNESS WHEREOF, the General Partner of the Partnership has adopted this FOURTH AMENDMENT.

CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation, as General Partner
By:	/s/ Todd M. Sakow
Name:	Todd M. Sakow
Title:	Chief Operating Officer and Secretary
Date:	9/21/2018

Acknowledged:
CARTER VALIDUS ADVISORS II, LLC,
a Delaware limited liability company, as Special Limited Partner

By:	/s/ Michael Seton
Name:	Michael Seton
Title:	Chief Executive Officer
Date:	9/21/2018

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Annex A – Partnership Representative

(a)    Appointment; Resignation. The Partners hereby appoint Todd Sakow as the “partnership representative” as provided in Code Section 6223(a) (the “Partnership Representative”). The Partnership Representative can be removed at any time by a vote of the General Partner. The Partnership Representative shall resign if he is no longer a direct or indirect member of the Partnership. In the event of the resignation or removal of the Partnership Representative the General Partner shall select a replacement Partnership Representative. If the resignation or removal of the Partnership Representative occurs prior to the effectiveness of the resignation or removal under applicable Treasury Regulations or other administrative guidance, the Partnership Representative that has resigned or been removed shall not take any actions in his capacity as Partnership Representative except as directed by the General Partner.
(b)    Tax Examinations and Audits. The Partnership Representative shall promptly notify the Partners of the commencement of any tax audit of the Partnership, upon receipt of a tax assessment and upon the receipt of a notice of final partnership administrative adjustment or final partnership adjustment and shall keep the Partners reasonably informed of the status of any tax audit or resulting administrative or judicial proceeding. Without the consent of the General Partner, the Partnership Representative shall not extend the statute of limitations, file a request for administrative adjustment, file suit relating to any Partnership tax refund or deficiency or enter into any settlement agreement relating to items of income, gain, loss or deduction of the Partnership with any taxing authority.
(c)    Elections. The Partnership Representative shall take such actions, on a timely basis, as directed by the General Partner, including whether to (i) file a petition for readjustment in the Tax Court, federal district court, or the Court of Federal Claims, (ii) cause the Partnership to pay the imputed underpayment under Code Section 6225, or (iii) make the election under Code Section 6226. If the General Partner directs the Partnership Representative to cause the Partnership to pay the imputed underpayment under Code Section 6225 (i) the Partners shall take such actions as requested by the Partnership Representative, including filing amended tax returns and paying any tax due under Code Section 6225(c)(2)(A) or paying any tax due and providing applicable information to the Internal Revenue Service under Code Section 6225(c)(2)(B) and (ii) the Partnership shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4), and (5). The Partnership Representative shall equitably apportion any imputed underpayment among the Partners (including former Partners) based on their interests in the Partnership for the year giving rise to the imputed underpayment. In determining each Partner’s share of an imputed underpayment, the Partnership Representative shall take into account (by reducing the amount of an underpayment apportioned to a Partner) any modifications to the imputed underpayment attributable to a Partner under Code Section 6225(c)(2), (3), (4), or (5). The Partnership Representative shall seek payment from the Partners (and former Partners) for the amount of the imputed underpayment attributable to that Partner or former Partner, and each such Partner agrees to pay such amount to the Partnership. Any such payment made by a Partner shall not be treated as a capital contribution. Any amount not paid by a Partner or former Partner within

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fifteen (15) days of a request by the Partnership Representative shall accrue interest at an annual rate equal to the lesser of fifteen (15%) or the highest rate permitted by applicable law. Any imputed underpayment amount paid by the Partnership on behalf of a Partner and not reimbursed by that Partner shall be treated as a distribution to such Partner.
(d)    Tax Returns and Tax Deficiencies. Each Partner agrees that such Partner shall not treat any Partnership item inconsistently on such Partner’s federal, state, foreign, or other income tax return with the treatment of the item on the Partnership’s return. Any deficiency for taxes imposed on any Partner or former Partner (including penalties, additions to tax or interest imposed with respect to such taxes, and any taxes imposed pursuant to Code Section 6226) shall be paid by such Partner or former Partner and if required to be paid (and actually paid) by the Partnership, will be recoverable from such Partner or former Partner.
(e)    Cooperation by Partners and Former Partners. Each Partner and former Partner shall provide such cooperation and assistance, including timely executing and filing forms or other statements and providing information about the Partner, as is reasonably requested by the Partnership Representative to enable the Partnership to satisfy any applicable tax reporting or compliance requirements, to make any tax election or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit or tax liability existed on the date such Partner was admitted to the Partnership. If a Partner fails to provide any such forms, statements, or other information requested by the Partnership Representative, such Partner shall indemnify the Partnership for the share of any tax deficiency paid or payable by the Partnership that is due to such failure (as reasonably determined by the Partnership Representative).
(f)    Income Tax Elections. Except as otherwise provided herein, the Partnership Representative shall have sole discretion to make any determination regarding income tax elections he deems advisable on behalf of the Partnership; provided that the Partnership Representative shall make an election under Code Section 754, if requested in writing by another Partner.
(g)    Indemnification of Partnership Representative. The Partnership shall, to the fullest extent permitted by the Act and other applicable law as it presently exists or may hereafter be amended, indemnify and hold harmless any Person who serves as Partnership Representative, or as an officer or director of a corporate Partnership Representative, with respect to any claim or demand against such Person and any debt, obligation or other liability incurred by such Person by reason of such Person’s former or present capacity as the Partnership Representative (or as an officer or director of a corporate Partnership Representative). The indemnification provided hereunder shall not be deemed exclusive of any other rights to which any Person may be entitled under this Agreement, or under any applicable law, other agreement, vote of the General Partners, or otherwise. For purposes of this paragraph (g), any provisions of the Act that restrict or prohibit the Partnership from indemnifying a General Partner shall be deemed to also restrict or prohibit the Partnership from indemnifying any Person who serves as Partnership Representative, or as an officer or director of a corporate Partnership Representative. Any amendment, modification or repeal of any portion of this paragraph (g) shall not adversely affect any right or protection of a Partnership Representative in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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(h)    Tax Counsel. The Partnership Representative may employ tax counsel to represent the Partnership in connection with any tax audit or investigation of the Partnership and any administrative or judicial proceedings arising out of such audit. The fees and expenses of such counsel shall be a Partnership expense and shall be paid by the Partnership.
(i)    Survival. The obligations of each Partner or former Partner under this Annex A shall survive the transfer or redemption by such Partner of its partnership interest, the termination of this Agreement, or the dissolution of the Partnership

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